Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-260687 on Form S-1 of our report dated March 23, 2022 with respect to the consolidated financial statements of NextNav Inc., included in the Prospectus Supplement of NextNav Inc. dated March 23, 2022, which is a part of this Registration Statement.

/s/ Ernst & Young LLP

Tysons, Virginia

March 23, 2022